EXHIBIT 99i

Nascent Biotech Engages HRA Capital to Raise Funds

Vero Beach, FL August 9th, 2017 – Nascent Biotech, Inc. (OTC: NBIO) has engaged HRA Capital to assist the Company in raising the necessary capital to fund the continual development of Nascent’s primary asset, Pritumumab through its phase I and II clinical trials.

Nascent CEO, Sean Carrick stated, “We are excited with this new partnership and while we have been very successful raising funds internally, Nascent has reached an inflection point which will require a larger raise requiring capital market expertise.”

The President of HRA Capital, Ted Kalem states “We welcome the opportunity to assist Nascent in advancing its asset by raising the necessary funds so Nascent can proceed with its clinical trials.”

About Nascent Biotech, Inc.:

Nascent Biotech, Inc is a clinical-stage biotech company engaged in the development of monoclonal antibodies to be used in the treatment of various cancers. Its products are not commercially available. For further information please visit our website www.nascentbiotech.com.

About HRA Capital:

HRA Capital is an institutional investment banking group providing premium services to leading companies in the healthcare sector. It offers the full spectrum of investment banking services, including financings, M&A and advisory services to clients across the full range of market capitalizations, from start-ups to Big Pharma companies.

Safe Harbor:

Statements in this press release about our future expectations constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, Nascent Biotech Inc's ability to target the medical professionals; Nascent Biotech Inc's ability to raise capital; as well as other risks. Additional information about these and other factors may be described in the Nascent Biotech Inc's Form 10, filed on October 28, 2014, and future filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact Information:

Nascent Biotech, Inc.

Sean Carrick

President | CEO

772.713.0541

sean.carrick@nascentbiotech.com

www.nascentbiotech.com